Exhibit 95.1

We operate the following surface mines in Nevada to produce construction aggregates:

1.	Portable Crusher #1002 – MSHA ID #2601858

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the federal Mine Safety and Health Administration (“MSHA”).

During the quarter ended September 30, 2014, with respect to our mines:

•	MSHA did not issue any citations for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated under §104 of the Mine Act.
•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by any alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
•	MSHA did not issue any citations and orders for an alleged unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act.
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
•	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	We did not experience any mining-related fatalities.
•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or written notice of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

There were no pending legal actions before the Federal Mine Safety and Health Review Commission during the quarter ended September 30, 2014.